Exhibit 99.1
INTERPARTY AGREEMENT
     THIS INTERPARTY AGREEMENT (the “Agreement”) is entered into as of January 19, 2010 by and between Kansas Unified Development, LLC, a Kansas limited liability company (“Developer”), OnGoal, LLC, a Kansas limited liability company (“OnGoal”) and Cerner Corporation, a Delaware corporation (“Cerner”).
RECITALS
     WHEREAS, Developer, the Unified Government of Wyandotte County/Kansas City, Kansas, a municipal corporation (the “UG”), and Zimmer Real Estate Services, Inc., a Missouri corporation (“Zimmer”), have entered into that certain Multi-Sport Stadium Specific Stadium SVA, dated January 19, 2010 (the “SVA”), pursuant to which Developer is to develop, among other things, a multi-sport stadium (the “Stadium”) and youth soccer fields in the City of Kansas City, Wyandotte County, Kansas (the “Development”), a diagram of which Development is attached hereto as Exhibit A;
     WHEREAS, a certain portion of the Development is to be developed as an office campus, which is located as specifically described on Exhibit B, attached hereto (the “Property”), which the Developer arranged to be transferred to Cerner (the “Office Campus”);
     WHEREAS, the SVA, and that certain the Land Transfer and Specific Venture Agreement dated January 19, 2010 between Developer, Cerner, UG and Zimmer (the “Transfer Agreement”), each contain certain requirements to provide full time equivalent employment positions (“FTEs”) within the Office Campus, upon a schedule set forth therein (the “FTE Requirements);
     WHEREAS, Cerner has entered into that certain Workforce Services Training Agreement, dated January 20, 2010, by and between the Kansas Department of Commerce (the “State”) and Cerner (the “Workforce Agreement”);
     WHEREAS, the Workforce Agreement contains incentives, as well as three distinct repayment obligations that may arise as a result of a failure to meet certain job and payroll thresholds;
     WHEREAS, pursuant to the Workforce Agreement, if the UG issues STAR Bonds (as defined in the SVA) for any purpose relating to the Development, and Cerner fails to request any MPI Payments (as defined in the Workforce Agreement) on or prior to January 1, 2012, Cerner shall be required to pay to the State an Inducement Repayment Amount (as defined in the Workforce Agreement);
     WHEREAS, the Workforce Agreement contains provisions by which Cerner is required to create 4,500 New Jobs (as defined in the Workforce Agreement) within the Office Campus on or before the Job Commitment Date (as defined in the Workforce Agreement), and the consequence for failing to produce the required number of New Jobs on or before the Job Commitment Date is that Cerner shall pay to the State an MPI Repayment Amount (as defined in the Workforce Agreement);

     WHEREAS, the Workforce Agreement provides that if, by the Expiration Date (as defined in Workforce Agreement), Cerner fails to create Kansas state income tax withholdings within the Office Campus (the “Withholdings”) in the amount of the Gross Funded Cost (approximately $64,864,554), then Cerner shall be required to pay to the State the Withholding Tax Repayment Amount (as defined in the Workforce Agreement). The Withholding Tax Repayment Amount, the Inducement Repayment Amount, and the MPI Repayment Amount shall be referred to herein collectively as the “Repayment Amounts”);
     WHEREAS, the enforcement and payment of the MPI Repayment Amount and the Withholding Tax Penalty are cumulative pursuant to the terms of the Workforce Agreement;
     WHEREAS, Cerner and Developer desire to set forth the terms herein pursuant to which the parties shall agree on the payment of the Penalties, as well as any other terms and provisions in connection therewith.
     NOW THEREFORE, for and in consideration of the Premises, Cerner’s agreement to enter into the Land Transfer Agreement and construct the Office Campus, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Obligations for Penalties. Cerner and Developer shall be responsible for the payment of Repayment Amounts as set forth below:
     a. Inducement Repayment Amount. In the event that any Inducement Repayment Amount is incurred, it shall be the obligation of Developer to pay such Inducement Repayment Amount on behalf of Cerner, as and when such amount is due pursuant to the terms of the Workforce Agreement.
     b. MPI Repayment Amount. In the event that any MPI Repayment Amount is incurred, it shall be the obligation of Developer to pay such MPI Repayment Amount on behalf of Cerner, as and when such amount is due pursuant to the terms of the Workforce Agreement.
     c. Withholding Tax Penalty. In the event that any Withholding Tax Repayment Amount is incurred, it shall be the obligation of Cerner to pay such Withholding Tax Repayment Amount.
     d. OnGoal Obligation. In the event that Developer does not pay the Inducement Repayment Amount or the MPI Repayment Amount, as and when due, it shall be the obligation of OnGoal to pay such amount on behalf of Developer.
     2. Hold Harmless. Developer and OnGoal hereby agree to indemnify and hold Cerner harmless from and against any and all losses, costs, expenses, penalties, and damages arising as a result of: (a) Developer’s failure to pay any sum that is the responsibility of Cerner, or is attributable to Cerner’s construction of the Office Campus or employment of FTEs, but for which Developer has agreed to be responsible, either hereunder or pursuant to the SVA, Transfer Agreement, Workforce Agreement, or otherwise; or, (b) Developer’s breach of any agreement to which Cerner, Developer or OnGoal is a party (including this Agreement) and which breach creates an obligation on the part of Cerner, at law, equity or otherwise, to make any payment or become liable for any amount, for which Developer has agreed to be responsible, either hereunder or pursuant to the SVA, Transfer Agreement, Workforce Agreement, or otherwise.
     3. Soil Placement Right. Pursuant to that certain License Agreement, dated January 20, 2010, by and between Developer and the UG, Developer has the right to place soil on the Property, pursuant to the terms thereof. Developer hereby agrees that by depositing soil on the Property, Developer shall assume responsibility for the costs of any remediation of any environmental conditions upon the Property. Further, Developer shall not store, locate, generate, produce, process, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from the Property in violation of any Environmental Regulation; shall not permit any Hazardous Substance to be stored, located, generated, produced, processed, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape therein, thereupon, thereunder, thereover or therefrom in violation of any Environmental Regulations; shall cause all Hazardous Substances to be properly removed therefrom and properly disposed of in accordance with all applicable Environmental Regulations; shall not install or permit to be installed any underground storage tank therein or thereunder in violation of any Environmental Regulation; and shall comply with all other Environmental Regulations. Developer and OnGoal shall indemnify Cerner against, shall hold Cerner harmless from, and shall reimburse Cerner for, any and all claims, demands, judgments, penalties, fines, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by Cerner (prior to trial, at trial and on appeal) in any action against or involving Cerner, resulting from any breach of the foregoing covenants or from the discovery of any Hazardous Substance, in, upon, under or over, or emanating from, the Property, whether or not Developer is responsible therefor, it being the intent of the parties hereto that Cerner shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances. The foregoing covenants contained in this Section shall be deemed continuing covenants, representations and warranties for the benefit of Cerner and any successors and assigns of Cerner, and shall survive the termination, satisfaction or release of this Agreement, or any other instrument.
For purposes of this Section 4 the following terms shall be defined as follows:
     (a) “Environmental Regulation” means any and all present and future laws, statutes, ordinances, rules, regulations and orders of any governmental authority having jurisdiction over the parties hereto or any portion of the Site or the Site and pertaining to the protection of human health, hazardous substances, pollution, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and as the same may be further amended from time to time (hereinafter collectively called “CERCLA”).
     (b) “Hazardous Substance” means any substance that is defined or listed as a hazardous or toxic substance and which is regulated as such or may form the basis of liability under any present or future Environmental Regulation, or that is otherwise prohibited or subject to investigation or remediation under any present or future

Environmental Regulation because of its hazardous, toxic, or dangerous properties, including, without limitation, (i) any substance that is a “hazardous substance” under CERCLA, and (ii) petroleum, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), only to the extent that the constituents of such synthetic gas are released or threatened to be released into the environment.
     4. Site Board. Pursuant to that certain Correction Master Declaration of Operation and Easements, Covenants, Conditions, and Restrictions, dated November 1, 2001, as amended (the “Declaration”), the owner of the Property possesses certain rights in connection with electing and removing a Site Board Member, as the same is described in the Declaration, which Site Board Members (as comprising the Site Board) have certain approval rights in connection with the Declaration and the development of property within the Village West development. As part of any disposition of the Property by Cerner, Cerner shall use good faith efforts to include in any sale contract, a provision requiring the transferee of the Property to delegate to Developer all of said transferee’s rights under the Declaration, as the owner of the Property, for the election and removal of the Site Board Member in connection with the Property.
     5. Success Fee. Within thirty (30) days of the date that the terms and conditions of the Workforce Agreement are satisfied, such that neither the Inducement Repayment Amount nor the MPI Repayment Amount are due pursuant to the terms of the Workforce Agreement, Developer or OnGoal shall pay to Cerner the sum of Four Million and No/100 Dollars ($4,000,000) as additional consideration for Cerner’s construction of the Office Campus on the Property (or the Swap Property, as the case may be).
     6. Counterpart Signatures. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto hereby execute this Term Sheet as of the date first set forth above.

Kansas Unified Development, LLC, a Kansas limited liability company
By:	/s/ Robb Heineman
	Name:	Robb Heineman
	Title:	Manager

OnGoal, LLC, a Kansas limited liability company
By:	/s/ Robb Heineman
	Name:	Robb Heineman
	Title:	Chief Executive Officer

Cerner Corporation, a Delaware corporation
By:	/s/ Marc G. Naughton
	Name:	Marc G. Naughton
	Title:	Chief Financial Officer

EXHIBIT A
Depiction of Development

EXHIBIT B
Legal Description of Property
All that part of Lot 1A, Block C, Tourism District, a subdivision of record, in the City of Kansas City, Wyandotte County, Kansas, being more particularly described as follows: beginning at the northeast corner of said Lot 1A, thence South 02 degrees 22 minutes 38 seconds East, with the east line of said Lot 1A, and with the west right-of-way line of Interstate 435, a distance of 1282.56 feet; thence South 35 degrees 40 minutes 27 seconds West, continuing with the east line of said Lot 1A and the west right-of-way line of Interstate 435, a distance of 739.95 feet; thence North 69 degrees 45 minutes 46 seconds West, and no longer with the east line of said Lot 1A and the east right-of-way line of Interstate 435, a distance of 580.05 feet to the northeasterly corner of Lot 1B, Block C, Tourism District; thence North 54 degrees 30 minutes 03 seconds West, with the northerly line of said Lot 1B, a distance of 607.48 feet to the northwesterly corner of said Lot 1B, said point being on the west line of said Lot 1A; thence North 02 degrees 20 minutes 45 seconds West, with the west line of said Lot 1A, a distance of 1314.28 feet to the northwest corner of said Lot 1A, said point being on the south right-of-way line of State Avenue; thence North 52 degrees 46 minutes 06 seconds East, with the north line of said Lot 1A, and with the south right-of-way line of State Avenue, a distance of 178.52 feet; thence North 87 degrees 42 minutes 44 seconds East, continuing with the north line of said Lot 1A and the south right-of-way line of State Avenue, a distance of 187.79 feet; thence North 02 degrees 17 minutes 16 seconds West, continuing with the north line of said Lot 1A and the south right-of-way line of State Avenue, a distance of 20.00 feet; thence North 87 degrees 42 minutes 44 seconds East, continuing with the north line of said Lot 1A and the south right-of-way line of State Avenue, a distance of 759.94 feet; thence South 68 degrees 36 minutes 43 seconds East, continuing with the north line of said Lot 1A and the south right-of-way line of State Avenue, a distance of 410.89 feet to the point of beginning. The above described tract contains 2,553,516 square feet, or 58.62 acres.
The above description and land area are for informational purposes and should be verified with a proper field survey at the time of land transaction.

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